CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2024, relating to the financial statements and financial highlights of Conestoga Small Cap Fund, Conestoga SMid Cap Fund, Conestoga Mid Cap Fund, and Conestoga Discovery Fund, each a series of Conestoga Funds, for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 24, 2025